EXHIBIT 99.1

Bright Mountain Media, Inc Announces Third Quarter 2024 Financial Results

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Third quarter revenue decreased to $14.2 million compared to $15.3 million for the third quarter of 2023.

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Year to date revenue increased by $10.2 million to $39.6 million compared to $29.4 million for the same period of 2023.

Boca Raton, FL, November 12, 2024 — Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain” or the “Company”), a global marketing service platform with capabilities in digital publishing, advertising technology, consumer insights, creative and media services, today announced its financial results for the third quarter and nine months ended September 30, 2024.

Matt Drinkwater, CEO of Bright Mountain Media, is excited to report our continued financial progress and addition of industry veteran Board Members this past quarter. He states, "We are pleased with our continued positive financial performance focused on our bottom-line. Our third quarter net loss was $3.3 million, a decrease of 84%, compared to a $19.8 million net loss in the same period of 2023, and our Adjusted EBITDA of $804,000 represented an increase of $521,000 from $283,000 during the same period of 2023. Our current focus of maximizing synergies from prior acquisitions, launching innovative products and services, and advancing our vision of becoming an end-to-end marketing services platform is showing up in our financials. We are also proud that we can recruit distinguished industry leaders who will bring significant strategic guidance and unique perspective. We are eager to leverage their collective experience to propel our mission forward."

Financial Results for the Three Months Ended September 30, 2024

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Revenue was $14.2 million, a decrease of $1.1 million or 7%, compared to $15.3 million for the same period of 2023. Revenue in our digital publishing division was significantly impacted by macroeconomic factors, which reduced traffic to our website, coupled with an overall reduction in spending by some customers related to inflationary concerns and reduction in website traffic. This reduction was partially offset by an increase in our advertising technology division which was driven by our ability to leverage our resources to attract top advertisers, which in turn has allowed us to onboard premium publishers. This led to an increase in volume, as well as rates and overall revenue.

Advertising technology revenue was approximately $4.7 million, digital publishing revenue was approximately $500,000, consumer insights revenue was approximately $6.8 million, creative services revenue was approximately $1.6 million, and media services revenue was approximately $590,000 during the third quarter of 2024.

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Cost of revenue was $9.8 million, a decrease of $2.1 million, or 18%, compared to $11.9 million for the same period in 2023. The decrease is mainly a result of decreased direct salaries and labor costs of $1.1 million and a decrease of non-direct project costs of $1.1 million.

Cost of revenue is inclusive of publisher costs of $3.0 million, direct project costs of approximately $3.0 million for payments made to third-parties that are directly attributable to completion of projects to allow for revenue recognition, direct salary and labor costs of approximately $1.5 million for employees that work directly on customer projects, and $1.8 million of non-direct project costs.

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General and administrative expense was $4.4 million, an increase of $293,000, or 7%, compared to $4.1 million in the same period of 2023.

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Gross margin was $4.4 million, an increase of 30%, compared to $3.4 million in the same period of 2023.

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Net loss was $3.3 million, a decrease of 84%, compared to a $19.8 million net loss in the same period of 2023.

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Adjusted EBITDA was $804,000 compared to adjusted EBITDA of $283,000 in the same period of 2023. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss before tax to EBITDA and Adjusted EBITDA.

Financial Results for the Nine Months Ended September 30, 2024

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Revenue was $39.6 million, an increase of $10.2 million, or 35%, compared to $29.4 million for the same period of 2023. For the nine months ended September 30, 2024, revenue includes $27.3 million which represents the impact of the Big Village Acquisition, which was completed in April 2023. This compares to $19.8 million for the same period in 2023. As a result, the acquisition contributed to revenue for six months of the prior period and for the full nine months of the current period and is the main driver of the increase in revenue for the nine months ended September 30, 2024.

Advertising technology revenue was approximately $10.9 million, digital publishing revenue was approximately $1.5 million, consumer insights revenue was approximately $20.1 million, creative services revenue was approximately $5.3 million, and media services revenue was approximately $1.8 million during 2024.

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Cost of revenue was $28.7 million, an increase of $6.6 million, or 30%, compared to $22.1 million for the same period in 2023. For the nine months ended September 30, 2024, cost of revenue includes $20.3 million which represents the impact of the Big Village Acquisition, which was completed in April 2023. This compares to $16.5 million for the same period in 2023. As a result, the acquisition contributed to cost of revenue for six months of the prior period and for the full nine months of the current period and is the main driver of the increase in cost of revenue for the nine months ended September 30, 2024.

Cost of revenue is inclusive of publisher costs of $7.1 million for payments to media providers and website publishers, direct salary and labor cost of approximately $5.6 million for employees that work directly on customer projects, direct project costs of approximately $9.2 million for payments made to third-parties that are directly attributable to completion of projects to allow for revenue recognition, and $5.5 million for non-direct project cost.

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General and administrative expense was $15.0 million, remaining consistent compared to $14.9 million in the same period of 2023.

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Gross margin was $10.9 million, an increase of 49%, compared to $7.3 million in the same period of 2023.

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Net loss was $13.2 million, a decrease of 55% compared to a $29.6 million net loss in the same period of 2023.

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Adjusted EBITDA loss was $1.3 million, compared to adjusted EBITDA loss of $3.6 million in the same period of 2023. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss before tax to EBITDA and Adjusted EBITDA.

About Bright Mountain Media

Bright Mountain unites a diverse portfolio of companies to deliver a full spectrum of advertising, marketing, technology, and media services under one roof—fused together by data-driven insights. Bright Mountain’s subsidiaries brands include Big Village, Deep Focus, Wild Sky Media, and BrightStream. For more information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to how the experience of the Company's board will enhance its strategic direction and trajectory. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain’s Annual Report on Form 10-K for the year ended December 31, 2023 and our other filings with the SEC. Bright Mountain does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact / Investor Relations:

Douglas Baker

Email:corp@otcprgroup.comQ

Tel: (561) 807-6350

https://otcprgroup.com

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended

	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Revenue	$14,151	$15,289	$39,602	$29,403
Cost of revenue	9,764	11,927	28,656	22,059
Gross margin	4,387	3,362	10,946	7,344
General and administrative expenses	4,414	4,121	14,966	14,923
Impairment of goodwill and intangibles	-	16,259	-	16,259
Loss from operations	(27)	(17,018)	(4,020)	(23,838)

Financing and other expense:
Other income	31	34	428	415
Interest expense - Centre Lane senior secured credit facility - related party	(3,250)	(2,769)	(9,602)	(6,176)
Interest expense - 10% convertible promissory notes - related party	-	(6)	(4)	(17)
Other interest expense	(10)	(8)	(32)	(18)
Total financing and other expense, net	(3,229)	(2,749)	(9,210)	(5,796)

Net loss before income tax	(3,256)	(19,767)	(13,230)	(29,634)
Income tax provision	-	-	-	-
Net loss	$(3,256)	$(19,767)	$(13,230)	$(29,634)

Foreign currency translation	(8)	57	64	190
Comprehensive loss	$(3,264)	$(19,710)	$(13,166)	$(29,444)

Net loss per common share:
Basic	$(0.02)	$(0.12)	$(0.08)	$(0.18)
Diluted	$(0.02)	$(0.12)	$(0.08)	$(0.18)

Weighted average shares outstanding:
Basic	171,104,346	171,285,150	171,138,296	162,670,182
Diluted	171,104,346	171,285,150	171,138,296	162,670,182

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30, 2024	December 31, 2023*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,486	$4,001
Accounts receivable, net	12,401	14,679
Prepaid expenses and other current assets	898	1,057
Total current assets	15,785	19,737
Property and equipment, net	102	199
Intangible assets, net	13,878	15,234
Goodwill	7,785	7,785
Operating lease right-of-use assets	271	306
Other long-term assets	159	156
Total assets	$37,980	$43,417

Liabilities and Shareholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$16,898	$17,497
Other current liabilities	2,793	3,025
Interest payable - 10% convertible promissory notes - related party	-	39
Interest payable - Centre Lane senior secured credit facility - related party	165	-
Deferred revenue	4,768	4,569
Note payable - 10% convertible promissory notes, net of discount - related party	-	80
Note payable - Centre Lane senior secured credit facility - related party (current)	4,122	5,592
Total current liabilities	28,746	30,802
Other long-term liabilities	208	325
Note payable - Centre Lane senior secured credit facility - related party (long-term)	68,414	58,674
Finance lease liabilities	26	42
Operating lease liabilities	207	239
Total liabilities	97,601	90,082

Shareholders' deficit:
Convertible preferred stock, par value $0.01, 20,000,000 shares authorized, no shares issued or outstanding at September 30, 2024 and December 31, 2023, respectively	-	-
Common stock, par value $0.01, 324,000,000 shares authorized, 172,462,836 and 172,103,134 issued, and 171,112,661 and 171,277,959 outstanding at September 30, 2024 and December 31, 2023, respectively	1,725	1,721
Treasury stock at cost, 1,350,175 and 825,175 shares at September 30, 2024 and December 31, 2023, respectively	(220)	(220)
Additional paid-in capital	101,611	101,405
Accumulated deficit	(163,063)	(149,833)
Accumulated other comprehensive income	326	262
Total shareholders' deficit	$(59,621)	$(46,665)
Total liabilities and shareholders' deficit	$37,980	$43,417

* Derived from audited consolidated financial statements.

BRIGHT MOUNTAIN MEDIA, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(in thousands)

Non-GAAP Financial Measure

Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

All of the items included in the reconciliation from net loss before taxes to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

A reconciliation of net loss before taxes to non-GAAP EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
(in thousands)
Net loss before tax	$(3,256)	$(19,767)	$(13,230)	$(29,634)
Depreciation expense	36	38	111	84
Amortization of intangibles	480	829	1,442	1,943
Impairment of goodwill and intangibles	-	16,259	-	16,259
Amortization of debt discount	691	594	2,243	1,438
Other interest expense	10	8	32	18
Interest expense - Centre Lane Senior Secured Credit Facility and Convertible Promissory Notes	2,559	2,181	7,364	4,754
EBITDA	520	142	(2,038)	(5,138)
Stock compensation expense	57	56	191	114
Non-recurring professional fees	167	-	167	685
Non-recurring legal fees	60	-	313	384
Non-recurring severance expense	-	85	93	322
Adjusted EBITDA	$804	$283	$(1,274)	$(3,633)